NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 26, 2010, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 26, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Burlington Northern Santa Fe Corporation and Berkshire Hathaway Inc. became effective on February 12, 2010. Each share of Common Stock of Burlington Northern Santa Fe Corporation was converted for $100.00 in cash or a portion of a share of Berkshire Class A common stock equal to the exchange ratio, which is calculated by dividing $100.00 by the average of the daily volume-weighted average trading prices per share of Berkshire Class A common stock over the ten trading day period ending on the second full trading day prior to completion of the merger (the Class A average trading value); provided, however, that if the Class A average trading value is above or below the collar (see proxy statement), then the exchange ratio will be fixed at 0.000802233 or 0.001253489, as the case may be. If the application of the exchange ratio to all shares in respect of which a stockholder has elected to receive stock would cause such stockholder to receive a fraction of a share of Berkshire Class A common stock, such stockholder will instead receive a number of shares of Berkshire Class B common stock equal in value to such fractional share of Berkshire Class A common stock. If after applying the foregoing calculation, the stockholder would receive a fraction of a share of Berkshire Class B common stock, the stockholder will instead receive cash with a value equal to the value of such fractional share of Berkshire Class B common stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before the opening on February 16, 2010.